Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

CPB Member LLC,

AS SELLER

AND

Shell Midstream Operating LLC,

AS BUYER

October 16, 2017

i

TABLE OF CONTENTS

(continued)

ii

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Company Interests Assignment Agreement

Exhibit B	Form of Section 1445(B)(2) Tax Certificate

Exhibit C	Form of First Amended and Restated Limited Liability Company Agreement

Schedules

Schedule 2.02(a)	Preliminary Settlement Statement

Schedule 2.02(b)	Wire Instructions

Schedule 4.05	Liens and Encumbrances

Schedule 4.08	Indebtedness

Schedule 4.10	Litigation

Schedule 4.11	Material Contracts

Schedule 4.12	Title Exceptions

Schedule 4.13	Additional Assets

Schedule 4.14	Financial Statements

Schedule 4.15	Conflicts, Required Consents, Prohibiting Laws

Schedule 4.16	Non-Compliance with Laws, Pending Investigations, Payments to Government Officials

Schedule 4.17	Environmental Matters

Schedule 4.18	Taxes

Schedule 4.19	Affiliate Transactions

Schedule 4.20	Bankruptcy, Insolvency, Reorganization

Schedule 5.04	Conflicts, Required Consents, Prohibiting Laws

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”) is made and entered into on this 16th day of October, 2017 (“Closing Date”) by and among CPB Member LLC, a Delaware limited liability company (“Seller”) and Shell Midstream Operating LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the outstanding equity interests of Crestwood Permian Basin LLC, a Delaware limited liability company (the “Company”), which owns or leases and operates certain natural gas Midstream Assets including the Systems; and

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the Company Interests on the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Definitions. Each capitalized term used herein shall have the meaning given such term as set forth below.

“Accounting Referee” means a nationally recognized United States accounting firm as mutually agreed upon by the Parties, or, if the Parties fail to so agree within five (5) Business Days, the nationally recognized United States accounting firm appointed by the Houston, Texas office of the American Arbitration Association, together with any experts such firm may require in order to resolve a particular dispute; provided that absent the written agreement of the Parties, the Accounting Referee shall not be any accounting firm that has acted for either Party or the parent entities thereof within the two (2) years preceding the Closing Date.

“Affiliate” or “affiliate” as used herein means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, “Control” or “control”, when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. For the avoidance of doubt, Seller shall be treated as an affiliate of CEQP so long as Seller is, on the Closing Date, controlled by CEQP, or a Subsidiary of CEQP or CEQP or a Subsidiary of CEQP owns directly or indirectly fifty percent (50%) or more of Seller.

“Agreement” shall have the meaning given such term in the Preamble.

“Applicable Law” means, as to any Person, any federal, state, municipal and local law (including common law), statute, code, rule, judgment, memorandum of agreement, writ, decree, guidance document, ordinance, by-law, regulation, order, directive, policy or decision rendered by any Governmental Authority having competent jurisdiction, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Business Day” means any day other than a Saturday, Sunday or a day that commercial banks in the United States are required or authorized to be closed.

“Buyer” shall have the meaning given such term in the Preamble.

“Buyer Indemnified Parties” shall have the meaning given such term in Section 6.01.

“CEQP” means Crestwood Equity Partners LP.

“Claim Notice” shall have the meaning given such term in Section 6.03(a).

“Closing” shall have the meaning given such term in Section 3.01.

“Closing Date” shall have the meaning given such term in the Preamble.

“Closing Purchase Price” means the amount equal to the product of (i) the actual capital that has been incurred by the Company, plus accumulated capitalized interest of such amounts at an annual compounded rate of fifteen percent (15%), as of the Closing Date, multiplied by (ii) fifty percent (50%); plus the assumption of any unfunded capital commitments in respect of the Company Interests to the extent disclosed during Buyer due diligence.

“Closing Working Capital” means the amount equal to the product of (i) current assets of the Company (excluding cash and cash equivalents) minus current liabilities of the Company as of the open of business on the Closing Date, as determined in accordance with GAAP, multiplied by (ii) 50%.

“Company” shall have the meaning given such term in the Recitals hereof.

“Company Interests” means fifty percent (50%) of the outstanding equity interests in the Company and all rights and liabilities associated therewith.

“Company Interests Assignment Agreement” shall have the meaning given such term in Section 3.02(a)(i).

“Confidential Information” means (a) any information concerning the Company, the Seller or the Buyer which is possessed by the Seller or the Buyer, as applicable, whether possessed prior to the Closing Date or hereafter acquired, developed or used by the Seller or the Buyer, as applicable, relating to business opportunities, development plans, acquisitions and divestitures, production activity, contract or agreement existence and terms (including, but not limited to, payment and compensation terms) or other geological, geophysical, engineering, operational, commercial, economic, financial, management or other aspects of the business, operations, properties, customers or prospects of the Seller or the Buyer, as applicable, in any form whatsoever (including, without limitation, written, oral, visual, audio or electronic form), and any information or analyses derived therefrom; and (b) any information relating to the terms of this Agreement. For purposes of this Agreement, the term “Confidential Information” shall exclude any information which (i) was or becomes generally available to the public (other than from wrongful disclosure in violation of this Agreement), (ii) was rightfully in the possession of the disclosing Party, from a source unrelated to the Seller or the Buyer, as applicable, prior to the acquisition of such information by the Seller or the Buyer, as applicable, and could be shared lawfully, (iii) is or becomes available to the Seller or the Buyer by a source unrelated to the Seller or the Buyer, as applicable, provided that such source is not known by the Seller or the Buyer, as applicable, to be bound by a confidentiality agreement with, or other obligation of secrecy to, the other Party or (iv) is independently developed by the Seller or the Buyer, as applicable, without use of any Confidential Information.

“Deductible” shall have the meaning given such term in Section 6.05(a)(ii).

“Environmental Laws” means any Applicable Law, as in effect on or prior to the Closing Date, relating to the protection of the environment, of human health and safety (to the extent relating to exposure to any Hazardous Materials), or of natural resources or otherwise relating to pollutants, or contaminants, or any toxic, radioactive or otherwise hazardous substances, wastes or materials.

“Estimated Purchase Price” means the amount on the Preliminary Settlement Statement for “Total Purchase Price.”

“Estimated Working Capital” means the amount on the Preliminary Settlement Statement for “Working Capital Reimbursement at Closing for 50% Ownership.”

“Final Purchase Price” shall have the meaning given such term in Section 2.02(d).

“Final Settlement Statement” shall have the meaning given such term in Section 2.03(a).

“Fundamental Representations” means the representations and warranties of Seller in Section 4.01, Section 4.02, Section 4.03, Section 4.05 and Section 4.21 and the representations and warranties of Buyer in Section 5.01, Section 5.02 and Section 5.06.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any court, governmental department, commission, council, board, bureau, agency or other executive, judicial, administrative, regulatory, legislative or other instrumentality of the United States of America, tribal, state, city, county, municipality or local governmental body or political subdivision.

“Hazardous Materials” means any wastes, substances or materials defined as “hazardous wastes,” “hazardous substances,” or “toxic substances” under any Environmental Laws.

“Indemnified Party” shall have the meaning given such term in Section 6.03(a).

“Indemnifying Party” shall have the meaning given such term in Section 6.03(a).

“Knowledge”, wherever used in the phrase “to the knowledge of” Seller or to Seller’s “knowledge” or wherever it is said that Seller has or does not have “knowledge,” means the actual knowledge of Brian Freed, Heath Deneke, Hugo Guerrero and Eric Ormond.

“LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C, as the same may be amended, modified or supplemented from time to time.

“Losses” means any liabilities, losses, damages, claims, judgments, fines, penalties, costs or expenses (including reasonable attorney’s or other professional fees and expenses).

“Material Contract” means any contract, agreement or other legally binding obligation involving the expenditure or potential expenditure of an aggregate amount for the unexpired term thereof equal to or greater than $100,000.00, specifically including, but not limited to, contracts with third-parties, Subsidiaries and Affiliates.

“Midstream Activity” or “Midstream Activities” shall have the meaning set forth in the LLC Agreement.

“Midstream Asset” means an asset, owned or leased by the Company as of the date of this Agreement, used primarily to conduct Midstream Activities.

“Objection Notice” shall have the meaning given such term in Section 2.03(a).

“Party(ies)” shall have the meaning given such term in the Preamble.

“Person” means any individual, joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association or other incorporated or unincorporated entity, and the heirs, executors, administrators, legal representatives, successors and assigns of that Person where the context so admits.

“Preliminary Settlement Statement” shall have the meaning given such term in Section 2.02(a).

“Preliminary Purchase Price” shall have the meaning given such term in Section 2.02(a).

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Seller” shall have the meaning given such term in the Preamble.

“Seller Indemnified Parties” shall have the meaning given such term in Section 6.02.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

“Systems” shall have the meaning set forth in the LLC Agreement.

“Third Party Claim” shall have the meaning given such term in Section 6.03(b).

ARTICLE 2

PURCHASE AND SALE

2.01 Purchase and Sale. On the Closing Date, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to take assignment of, the Company Interests, free and clear of all liens and other encumbrances (a) not otherwise permitted or disclosed on Schedule 4.05 or (b) not otherwise permitted in the ordinary course of business on the Midstream Assets, on the terms and subject to the conditions set forth in this Agreement.

2.02 Purchase Price at Closing.

(a) The purchase price paid by Buyer at Closing for the Company Interests (the “Preliminary Purchase Price”) shall be equal to the sum of the Estimated Purchase Price plus the Estimated Working Capital, each as shown on the closing worksheet on Schedule 2.02(a) (the “Preliminary Settlement Statement”), which shall be subject to adjustment after Closing in accordance with Section 2.03.

(b) Buyer shall pay the Preliminary Purchase Price at Closing by wire transfer of immediately available funds to the account(s) set forth on Schedule 2.02(b).

2.03 Post-Closing Adjustments.

(a) As soon as reasonably practicable, but in no event later than forty-five (45) days after the Closing Date, Seller will deliver to Buyer a statement of the Closing Purchase Price and the Closing Working Capital (the “Final Settlement Statement”). As soon as reasonably practicable, but in no event later than ten (10) Business Days after Buyer receives the

Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes to be made to such statement (the “Objection Notice”). Such changes shall be specified in reasonable detail with reasonable supporting documentation. Any changes not so specified shall be deemed waived, and Seller’s determinations shall prevail. If Buyer fails to timely deliver the Objection Notice to Seller containing the changes Buyer proposes be made to the Final Settlement Statement, the statement as delivered by Seller will be deemed to be correct and agreed to by the Parties and such statement will be final and binding on the Parties and not subject to further audit or arbitration. As soon as reasonably practicable, but in no event later than ten (10) Business Days after Seller receives the Objection Notice, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement. Seller will, and will cause its Affiliates to, provide Buyer reasonable access to the books, records and other data as may be required by Buyer in order to prepare the Objection Notice.

(b) If the Parties fail to agree on the final adjustments to the Final Settlement Statement within the thirty (30) day period after Seller’s receipt of the Objection Notice, then each Party shall submit a summary of its position with regard to the disputed items to the Accounting Referee in a written document, together with copies of the Final Settlement Statement and the Objection Notice. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Referee shall render a decision which will not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party (as set forth in the Final Settlement Statement or the Objection Notice, as applicable). The decision of the Accounting Referee will be binding on and non-appealable by the Parties absent manifest error. The fees and expenses of the Accounting Referee shall be allocated by the Accounting Referee between Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Referee are unsuccessfully disputed by each such party (as finally determined by the Accounting Referee) bears to the total amount of such disputed items so disputed.

(c) All items included in the Final Settlement Statement as agreed to by the Parties or as determined by the Accounting Referee will be final and binding between the Parties and not subject to further audit or arbitration.

(d) If the sum of the Closing Purchase Price and the Closing Working Capital as finally determined in accordance with this Section 2.03 (such sum, the “Final Purchase Price”) is greater than the Preliminary Purchase Price, then Buyer shall pay to Seller, within ten (10) Business Days after such amounts are so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by Seller, the amount of such difference. If the Preliminary Purchase Price is greater than the Final Purchase Price, then Seller shall pay to Buyer, within ten (10) Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by Buyer, the amount of such difference.

ARTICLE 3

PURCHASE AND SALE AND CLOSING

3.01 Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall occur on the Closing Date. The Closing shall take place remotely via electronic exchange of documents and signatures.

3.02 Closing Deliveries; Closing Conditions.

(a) Buyer Deliveries. Buyer shall deliver to Seller the following documents at the Closing:

(i) an assignment of the Company Interests in substantially the form of Exhibit A hereto (the “Company Interests Assignment Agreement”), duly executed by Buyer;

(ii) the certificate to be delivered pursuant to Section 3.02(d)(iii);

(iii) the Preliminary Purchase Price to Seller as described in Section 2.02;

(iv) the LLC Agreement, duly executed by Buyer; and

(v) such other instruments as may be reasonably requested by Seller in order to effectively transfer the Company Interests to Buyer.

(b) Seller Deliveries. Seller shall deliver to Buyer the following items at the Closing:

(i) the Company Interests Assignment Agreement, duly executed by Seller;

(ii) the certificate to be delivered pursuant to Section 3.02(c)(iii);

(iii) a certificate in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that Crestwood Permian Basin Holdings LLC, the parent of Seller, is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended, substantially in the form of Exhibit B hereto;

(iv) a certificate of good standing for the Seller issued by the Delaware Division of Corporations;

(v) the LLC Agreement, duly executed by Seller; and

(vi) such other instruments as may be reasonably requested by Buyer in order for Seller to effectively transfer the Company Interests to Buyer.

(c) Conditions to Buyer’s Obligation to Purchase. The obligation of Buyer to purchase the Company Interests on the Closing Date is conditioned upon satisfaction of the following conditions on or before the Closing Date (any or all of which may be waived in writing by Buyer in its sole discretion):

(i) On the Closing Date, no Proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement;

(ii) The representations and warranties of Seller and the Company contained in this Agreement are true and correct as of the Closing Date; and

(iii) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by an executive officer of Seller, certifying the satisfaction of the conditions specified in Section 3.02(c)(ii).

(d) Conditions to Seller’s Obligations to Sell. The obligation of Seller to sell, transfer, assign and deliver the Company Interests on the Closing Date is conditioned upon satisfaction of the following conditions on or before the Closing Date (any or all of which may be waived in writing by such Seller in its sole discretion):

(i) On the Closing Date, no Proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement;

(ii) The representations and warranties of Buyer contained in this Agreement are true and correct as of the Closing Date; and

(iii) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by an executive officer of Buyer, certifying the satisfaction of the conditions described in Section 3.02(d)(ii).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following:

4.01 Organization and Qualification of Seller. Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

4.02 Organization and Qualification of the Company. The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary limited liability company power and authority to own or lease and operate the Midstream Assets and to carry on its business as currently conducted. The Company is duly licensed or qualified to do business and is in good standing as a foreign entity in the State of Texas.

4.03 Authority and Enforceability. Seller and the Company each have all requisite power and authority to enter into and perform this Agreement, the instruments to be delivered pursuant hereto and the transactions contemplated herein, as applicable. The execution and delivery by Seller of this Agreement and the instruments to be delivered pursuant hereto and the performance by Seller and the Company of their respective obligations hereunder have been duly and validly authorized by all necessary action on the part of Seller and the Company, as applicable. This Agreement is, and the instruments to be executed pursuant hereto when executed and delivered will be, the valid and binding obligations of Seller and the Company, respectively, and enforceable against Seller and the Company, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally, as well as general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

4.04 Organizational Documents. Seller has furnished to Buyer true and correct copies of the operating agreement and other organizational documents of the Company that have been in existence for the Company since inception and prior to the Closing Date.

4.05 Capitalization. Seller holds of record and beneficially the Company Interests, free and clear of all liens and other encumbrances not otherwise permitted or disclosed on Schedule 4.05, which represent fifty percent (50%) of the equity interests in the Company. The Company Interests are duly authorized, validly existing and outstanding and have not been issued in violation of preemptive rights. Other than pursuant to this Agreement, Seller has not issued any outstanding convertible security, call, preemptive right, option, warrant, purchase right or other contract or commitment that would, directly or indirectly, require Seller or Buyer to sell, issue or otherwise dispose of any equity interest of the Company. The Company has not granted any right to any distribution, carried interest, economic interest, preferred return or other right similar to the rights enjoyed by or accruing to a holder of its equity interests.

4.06 Subsidiaries. The Company does not own and has not owned any Subsidiaries or any direct or indirect equity interest in any other entity.

4.07 Employees. The Company does not have and has not had any employees.

4.08 Indebtedness. The Company has not incurred any indebtedness for borrowed money (other than accounts payable on normal commercial terms), has not guaranteed any obligations of any other Person, and has not incurred any other liabilities that have not been disclosed on Schedule 4.08.

4.09 Business Operations. The Company has not engaged in any business other than the ownership, operation, maintenance, exploration, development and production of the Midstream Assets.

4.10 Litigation. Other than as disclosed to Buyer on Schedule 4.10: (i) there is no written claim for breach of contract, tort or violation of Applicable Law, or investigation of which either the Company or Seller has received written notice, or any suit, action or litigation, by any Person, and no legal, administrative or arbitration proceedings pending or threatened in writing against Seller or the Company with respect to the ownership or operation of the Midstream Assets or that, as of the date of this Agreement, would have a material adverse effect upon the ability of either Seller or the Company to consummate the transactions contemplated by this Agreement; and (ii) there are no outstanding governmental orders and no unsatisfied judgments, penalties, liens or awards against or affecting the Company or any of the Midstream Assets.

4.11 Material Contracts. Schedule 4.11 hereto lists all Material Contracts of the Company. With respect to each written Material Contract, a true and complete copy thereof (with all modifications and amendments), and with respect to each oral Material Contract, a written summary setting forth the terms and conditions thereof, was made available to Buyer prior to the Closing Date. Except as disclosed to Buyer on Schedule 4.11: each Material Contract (i) is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity) and (ii) will continue to be legal, valid, binding and enforceable (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a Proceeding at law or in equity), and in full force and effect on identical terms, immediately following the consummation of the transactions contemplated by this Agreement. Except as otherwise disclosed to Buyer on Schedule 4.11, with respect to the Material Contracts, (i) neither the Company nor Seller nor, to Seller’s knowledge, any of the other parties to the Material Contracts, is in material breach of, or material default under, or has failed to perform any material obligation under, any Material Contract, (ii) no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a material breach or material default, or permit termination, modification, or acceleration, thereunder and (iii) no party has repudiated or, to Seller’s knowledge, threatened to repudiate any material provision thereof.

4.12 Title. Except as otherwise disclosed to Buyer on Schedule 4.12, the Company warrants its title to the Systems to Buyer and its Affiliates against every Person whosoever lawfully claims the same or any part thereof by, through or under the Company, but not otherwise.

4.13 Midstream Assets. Except as otherwise disclosed to Buyer on Schedule 4.13, the Company does not hold any assets other than the Midstream Assets.

4.14 Financial Statements. Accurate copies of the Company’s financial statements since inception are attached hereto as Schedule 4.14.

4.15 No Conflicts; Required Consents. Except as otherwise disclosed to Buyer on Schedule 4.15, the execution, delivery and performance by Seller and the Company of this Agreement, the instruments to be delivered pursuant hereto and the transactions contemplated herein, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational document of Seller or the Company, including the existing LLC agreement; (ii) conflict with or result in a violation or breach of any provision of any Applicable Law or governmental order applicable to Seller or the Company; (iii) require the consent, notice or other action by any Person under, conflict in any material respect with, result in a material violation or material breach of, constitute a material default under (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) or result in the termination, amendment, acceleration, suspension, revocation or cancelation of any Material Contract or permit to which the Company is bound or to which any Midstream Asset is subject; or (iv) result in imposition of any encumbrance on any of the Midstream Assets. Except as otherwise disclosed to Buyer on Schedule 4.15, no notice to, consent, approval, permit or authorization of, or exemption by, or filing with, any Governmental Authority or any other Person is required to be obtained or made by Seller or the Company in connection with the execution, delivery or performance of this Agreement, the instruments to be delivered pursuant hereto and the transactions contemplated herein. Except as otherwise disclosed to Buyer on Schedule 4.15, no statute, rule or regulation, or order of any Governmental Authority prohibits Seller or the Company from consummating the transactions contemplated hereby.

4.16 Compliance with Laws. Except as otherwise disclosed to Buyer on Schedule 4.16, the Company is in material compliance and since its inception has been in compliance, in all material respects with all Applicable Laws and the Company has not, since its inception, received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand filed or commenced against, or any request for information with respect to, the Company alleging any failure to comply or any actual or potential liability pursuant to Applicable Laws that is outstanding and unresolved. Except as otherwise disclosed to Buyer on Schedule 4.16, the Company has not received any request for information from and, to Seller’s knowledge, there is no pending investigation of the Company by, any Governmental Authority, in each case, regarding any anti-corruption law. Except as otherwise disclosed to Buyer on Schedule 4.16, no member of the Company or any consultant, agent or independent contractor of the Company has, on behalf of the Company, corruptly taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a government official to secure any improper advantage (within the meaning of such term or similar term under any applicable anti-corruption law) or to obtain or retain business.

4.17 Environmental Matters. Except as otherwise disclosed to Buyer on Schedule 4.17, the Company is in material compliance and has complied in all material respects with all Environmental Laws applicable to its business, and the Seller does not have Knowledge and the Company has not received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand filed or commenced against, or any request for information with respect to, the Company alleging any failure to comply or any actual or potential liability pursuant to applicable Environmental Laws. Except as disclosed to Buyer on Schedule 4.17 since the Company’s inception, no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to (i) constitute or result in a material violation of, or a material failure to comply with, any Environmental Laws in connection with the conduct of the business of the Company; (ii) give rise to any material obligation of the Company to undertake, or bear all or any portion of the cost of, any remedial action of any nature (including any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws); or (iii) require any material capital expenditures or a material change to the operation of the business of the Company in order to comply with Environmental Laws. Except as disclosed to Buyer on Schedule 4.17, since its inception, the Company has not, nor, to Seller’s knowledge, has any other Person, released or exposed any Person to any Hazardous Materials in connection with the business of the Company, which release or exposure could reasonably be expected to require investigation, remediation or response actions pursuant to Environmental Laws or to result in any liability. Except as disclosed to Buyer on Schedule 4.17, since its inception, the Company has not entered into any indemnity or other contract with any other Person imposing liabilities in connection with its business under any Environmental Law or related to Hazardous Materials, or which could reasonably be expected to result in any such liability. Prior to the Closing Date, Seller has made available to Buyer all environmental reports, results of tests, inspections, audits and investigations, notices of actual or potential violation or liability, and other documents in its possession, custody or control material to an understanding of the environmental liabilities of the business of the Company provided within the last two years.

4.18 Tax. Except as otherwise disclosed to Buyer on Schedule 4.18: (i) the Company has duly and timely filed with the appropriate Governmental Authority all material tax returns required to be filed (taking into account any valid extensions) by it; (ii) such tax returns are true, complete and correct in all material respects and accurately reflect all liability for taxes of the Company for the periods covered thereby; (iii) the Company is not currently the beneficiary of any extension of time within which to file any tax return; (iv) all material taxes due and owing by the Company (whether or not shown on any tax return) have been paid within the time required by Applicable Law, and adequate reserves have been established on the Company’s financial statements in accordance with GAAP for any taxes that are not yet due and payable, for all taxable periods, or portions thereof; (iv) the Company has not waived any statute of limitations affecting any liability for taxes or agreed to any extension of time during which a tax assessment or deficiency assessment may be made or extending the time within which to file any tax return; (v) the Company has not granted any power of attorney with respect to any taxes that is currently in force; (vi) there are no currently ongoing or pending audits, suits, claims, investigations, examinations, litigations or other proceedings by any Governmental Authority with respect to any taxes of the Company, and the Company has not received notice of the commencement of any audit, suit, claim investigation, examination, litigation or other proceeding concerning any taxes of the Company; (vii) the Company has not been subject to tax in a jurisdiction in which it does not currently file tax returns or pay taxes and no claim has been made since inception of the Company by any Governmental Authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction; (viii) all deficiencies for material taxes asserted or assessed against the Company have been fully and timely paid or settled; (ix) the Company is not negotiating any final or draft assessment or reassessment in respect of taxes with any Governmental Authority; (x) the Company is not a party to any tax sharing, indemnity or similar agreement, and does not have any liability for the taxes of any other Person as a transferee or successor, or by contract or otherwise; (xi) the Company has not received any refund of taxes to which it is not entitled; (xii) the Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for income tax purposes in any jurisdiction; (xiii) all material taxes which the Company is obligated to withhold, collect or remit in respect of amounts allocable, credited, paid or owing (including any amount deemed to have been credited or paid) to any employee, independent contractor, director, officer, creditor, partner or other Person have been duly withheld or collected and have been timely remitted or paid over to the proper Governmental Authority or other Person (or set aside for payment when due); (xiv) there are no liens for taxes upon the assets or properties of the Company; (xv) the Company has not participated in a “listed transaction,” as defined in Treasury Regulation §1.6011-4(b)(2); and (xvi) the Company is, and has been at all times since its formation, classified as either a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes.

4.19 Affiliate Transactions. Except as otherwise disclosed to Buyer on Schedule 4.19, neither Seller nor any current or former member, officer, director, equityholder or Affiliate of the Company, or any individual in Seller’s or such officer’s, director’s or equityholder’s family (including any spouse or significant other), or any person which is an Affiliate of any one or more of such persons is a party to any contract with the Company, relating to the business of the Company or the Midstream Assets, or has any interest in the Midstream Assets.

4.20 Bankruptcy, Insolvency and Reorganization. Except as otherwise disclosed to Buyer on Schedule 4.20: (i) the Company has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it; (ii) the Company has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution; and (iii) no receiver has been appointed in respect of the Company or the Midstream Assets and no execution or distress has been levied upon the Midstream Assets.

4.21 Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

5.01 Organization and Qualification of Buyer. Buyer is a Delaware limited liability company validly existing and in good standing under the laws of the State of its formation.

5.02 Authority and Enforceability. Buyer has all requisite power and authority to enter into and perform this Agreement, the instruments to be delivered pursuant hereto and the transactions contemplated herein. The execution and delivery by Buyer of this Agreement and the instruments to be delivered pursuant hereto and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement is, and the instruments to be executed pursuant hereto when executed and delivered will be, the valid and binding obligations of Buyer, and enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally, as well as general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

5.03 Litigation. There is no written claim for breach of contract, tort or violation of Applicable Law, or investigation of which Buyer has received written notice, or any suit, action or litigation, by any person, and no legal, administrative or arbitration proceedings pending or threatened in writing against Buyer that, as of the date of this Agreement, would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.04 No Conflicts; Required Consents. Except as otherwise disclosed to Seller on Schedule 5.04, the execution, delivery and performance by Buyer of this Agreement, the instruments to be delivered pursuant hereto and the transactions contemplated herein, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational document of Buyer; or (ii) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Buyer. Except as otherwise disclosed to Seller on Schedule 5.04, no notice to, consent, approval, permit or authorization of, or exemption by, or filing with, any Governmental Authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement, the instruments to be delivered pursuant hereto and the transactions contemplated herein. Except as otherwise disclosed to Seller on Schedule 5.04, no statute, rule or regulation, or order of any Governmental Authority prohibits Buyer from consummating the transactions contemplated hereby.

5.05 Investment Intent. Buyer acknowledges that the offer for the sale of the Company Interests has not been registered under the Securities Act or under any state or foreign securities law. Buyer is acquiring the Company Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities law and with no present intention of distributing or reselling any part thereof.

5.06 Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.07 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of midstream assets similar to Midstream Assets. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, in addition to its reliance on Seller’s representations and warranties in ARTICLE 4, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Company and the Midstream Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by Seller or any of its Affiliates or representatives, and (b) has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Company and the Midstream Assets. Without limiting the generality of the foregoing, Buyer acknowledges that neither Seller, the Company nor any of their representatives or Affiliates make any representation or warranty, express or implied, with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company, or (b) any other information or documents made available to Buyer or its representatives with respect to the Company, or its business, the Midstream Assets, liabilities or operations, except as expressly set forth in this Agreement, and that all such projections, estimates, budgets or other information or documents have been furnished to Buyer solely as an accommodation. Buyer further acknowledges that it has not relied on any representation or warranty, express or implied, not expressly set forth in ARTICLE 4.

ARTICLE 6

INDEMNIFICATION

6.01 Indemnification by Seller. Subject to the limitations expressly set forth herein, Seller will indemnify and hold harmless Buyer, each of its Affiliates and each of their respective directors, officers, employees, agents, representatives, stockholders, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by the Buyer Indemnified Parties arising, resulting from or relating to (a) any breach of or any inaccuracy in any representation or warranty made by the Company or Seller in ARTICLE 4, and (b) any breach or nonperformance of any covenant or obligation of the Company or Seller set forth in this Agreement.

6.02 Indemnification by Buyer. Subject to the limitations expressly set forth herein, Buyer will indemnify and hold harmless Seller, each of its Affiliates and each of their respective directors, officers, employees, agents, representatives, stockholders, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by the Seller Indemnified Parties arising or resulting from (a) any breach of or any inaccuracy in any representation or warranty made by Buyer in ARTICLE 5 and (b) any breach or nonperformance of any covenant or obligation of Buyer set forth in this Agreement.

6.03 Claim Procedure.

(a) A Party that seeks indemnity under this ARTICLE 6 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the Parties or from Third Party Claims described in Section 6.03(b). The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise materially and adversely affects the rights of the Indemnifying Party with respect thereto.

(b) If the Indemnified Party seeks indemnity under this ARTICLE 6 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party within ten (10) days after the Indemnified Party has received notice or otherwise learns of the assertion of such Third Party Claim and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise materially and adversely affects the rights of the Indemnifying Party with respect thereto.

(c) In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof, at its own expense, and, if it so chooses, assume at any time control of the defense thereof by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense and, in connection with such participation, the Indemnified Party shall be entitled to retain one counsel at the sole cost and expense of the Indemnifying Party, to the extent an actual conflict of interest exists between the Indemnified Party and Indemnifying Party in respect of any such defense. The Party that is not in control of the defense of any such Third Party Claim will furnish the controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same), and will, at the Indemnifying Party’s expense, otherwise cooperate with and assist in good faith the defense of the Third Party Claim, including providing reasonable access as requested by the controlling Party to employees of the Company to assist in defending such Third Party Claims.

(d) The Indemnifying Party will not agree to any settlement of, or consent to the entry of, any judgment (other than a judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any judgment and such settlement or judgment includes a release of the Indemnified Party from further liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment (other than a judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

6.04 Survival. All representations and warranties contained in this Agreement will survive the Closing for nine (9) months, except for Fundamental Representations which will survive indefinitely. All covenants and obligations contained in this Agreement will survive the Closing until the expiration of the applicable statute of limitations or for such shorter period specified herein. All claims under this Agreement must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable survival period set forth in this Section 6.04.

6.05 Limitations on Liability.

(a) Cap and Deductible. Notwithstanding anything to the contrary contained in this Agreement:

(i) no indemnification payments will be made, except with respect to the Fundamental Representations, under Section 6.01(a) or Section 6.02(a) in respect of any individual claim or series of claims having the same nature or origin where the Losses relating thereto are less than $100,000, and such items less than $100,000 will not be aggregated for purposes of calculating the Deductible in clause (ii) below;

(ii) no indemnification payments will be made, except with respect to the Fundamental Representations, under Section 6.01(a) or Section 6.02(a) until the aggregate amount of Losses for which an Indemnifying Party would (but for this clause (ii)) be liable thereunder exceeds one percent (1%) of the Final Purchase Price (the “Deductible”), and then only to the extent of such excess over the Deductible; and

(iii) the aggregate total amount in respect of which the Indemnifying Party will be liable to indemnify and hold harmless the Indemnified Parties pursuant to Section 6.01(a) or Section 6.02(a), as applicable, will not exceed the lesser of (A) the Indemnified Parties’ actual Losses otherwise recoverable under this ARTICLE 6 and (B) ten percent (10%) of the Final Purchase Price, except for indemnification for breaches of the Fundamental Representations, which will not exceed the lesser of (C) Seller’s actual Losses otherwise recoverable under this ARTICLE 6 and (D) the Final Purchase Price.

(b) Knowledge of Breach. No Person will be entitled to indemnification under Section 6.01(a) or Section 6.02(a) to the extent that the facts and circumstances giving rise to the claim have been disclosed in any Schedules (subject to Section 7.17) hereto.

(c) Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this ARTICLE 6 will be net of any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements realized by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto, net of any collection costs and the cost of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party, net of any collection costs and the cost of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates. The Parties will use (and will cause their respective Affiliates to use) reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

(d) Mitigation. The Indemnified Party will use its reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

(e) Subrogation. If an Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement,

then the Indemnifying Party will be subrogated to all rights and remedies of the Indemnified Party against such third party, and any Indemnified Party will cooperate with and assist the Indemnifying Party in asserting all such rights and remedies against such third party.

(f) Other Limitations. NO PARTY WILL HAVE ANY INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT (i) FOR ANY LOSS OF PROFITS, OPPORTUNITIES OR BUSINESS OR (ii) FOR ANY EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF OR IN ANY MANNER RELATED TO THIS AGREEMENT.

(g) Confirmatory Due Diligence. For the avoidance of doubt, no indemnification payments will be made by or on behalf of Seller under Section 6.01, and no representation or warranty contained in this Agreement will be deemed to be false or inaccurate for purposes of Section 3.02(c)(ii), by virtue of any action or inaction of any Party, or any Affiliate of any Party, as applicable, that is taken, or not taken, in connection with, or as a result of, any matter for which a remediation plan is established pursuant to Section 3 of that certain Equity Option Agreement between SWEPI LP and Crestwood Infrastructure Holdings LLC, dated as of September 27, 2016.

6.06 Exclusive Remedy. From and after the Closing, except in the case of fraud, THE SOLE AND EXCLUSIVE REMEDY OF ANY PARTY HERETO FOR ANY MATTER ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT WILL BE PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 6 and, except to the extent Buyer has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 6.03 prior to the expiration of the applicable survival period set forth in Section 6.04, Buyer will have no remedy against Seller for any breach of any provision of this Agreement, except in the case of fraud.

6.07 Treatment of Indemnity Payments. Any indemnity payment made under this Agreement shall be treated by the Parties for tax purposes as an adjustment to the Final Purchase Price to the extent consistent with Applicable Laws.

ARTICLE 7

MISCELLANEOUS

7.01 Governing Law; Waiver of Jury Trial. (a) This Agreement and any disputes arising out of or relating to this Agreement or any contemplated transaction hereunder shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law rules that would direct application of the laws of another jurisdiction. EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, INCLUDING WITH RESPECT TO ANY SUCH PROCEEDING TO WHICH ANY LENDING SOURCE IS A PARTY.

(b) The Parties mutually consent to the jurisdiction of the federal and state courts located in the City of Houston, Harris County, Texas and agree that any action, suit or proceeding concerning, related to or arising out of this Agreement and the negotiation of this Agreement will be brought only in a federal or state court in Harris County, Texas and the Parties agree that they will not raise any defense or objection or file any motion based on lack of personal jurisdiction, improper venue, inconvenience of the forum or the like in any case filed in a federal or state court in the City of Houston, Harris County, Texas. The Parties mutually agree that this Agreement is a “major transaction” within the meaning of the Texas Civil Practice and Remedies Code § 15.020 and as such agree that any action or suit arising from this Agreement shall be brought in the federal or state courts in the City of Houston, Harris County, Texas, and venue shall be in the federal or state courts in the City of Houston, Harris County, Texas.

7.02 Entire Agreement; Conflicts. This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein and therein) constitute the entire agreement between the Parties and supersedes all prior agreements, documents or other instruments with respect to the matters covered hereby. The Parties make, and have made, no oral agreements or undertakings pertaining to the subject matter of this Agreement. In the event of any irreconcilable conflict between the terms of this Agreement and any conveyancing documents contemplated hereby, the terms of this Agreement shall be controlling.

7.03 Waiver. No waiver of any of the provisions of this Agreement shall be effective unless in writing signed by the applicable Party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.04 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

7.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any such assignment that is not consented to shall be null and void; provided, however, that either Party may transfer its rights and obligations hereunder to an Affiliate upon written notice to the other Party, without the prior written consent of such other Party.

7.06 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, by depositing same in the mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested, or by electronic mail. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by email shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the postal and email addresses of the Parties shall be as follows:

For Seller to:

CPB Member LLC

811 Main Street, Suite 3400

Houston, Texas 77002

Attn: Executive Vice President and Chief Operating Officer

Email: Heath.Deneke@crestwoodlp.com

Copy to: General Counsel

Email: Joel.Lambert@crestwoodlp.com

For Buyer to:

Shell Midstream Operating LLC

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Bldg A – Floor 6

Attn: Vice President – Commercial

Email: Kevin.Nichols@shell.com

Copy to: General Counsel

Email: lori.muratta@shell.com

Each Party shall have the right, upon giving five (5) days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

7.07 Expenses. Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel, accountants and consultants).

7.08 Liability for Transfer Taxes. Buyer shall be responsible for any state or local transfer, sales, use, stamp, registration or other similar taxes resulting from, or that are imposed upon Seller or the Company as a result of, the transactions contemplated by this Agreement. Buyer and Seller, as appropriate, shall, at the expense of Buyer, file, to the extent required by Applicable Law, all necessary tax returns and other documentation with respect to such taxes, and, if required by Applicable Law, Buyer or Seller, as appropriate, will join in the execution of any such tax return or other documentation of the other.

7.09 Severability. The unenforceability or invalidity of any one or more portions or provisions of this Agreement shall not affect the enforceability or validity of the remaining portions or provisions of this Agreement.

7.10 Tax Treatment of Purchase. Notwithstanding any provision in this Agreement to the contrary, the Parties agree, consistent with Revenue Ruling 99-5, 1991-1 CB 434 (Situation 1), that solely for U.S. federal income tax purposes (including for the purposes of maintaining the capital accounts of the Parties), (i) the Company will convert to a partnership when Buyer purchases the Company Interests pursuant to this Agreement, (ii) Buyer’s purchase of the Company Interests will be treated as the purchase by Buyer from Seller of a fifty percent (50%) interest in each of the Company’s assets, which are treated as held directly by Seller, and (iii) Seller and Buyer will be treated as making a capital contribution of the their respective interests in the Company’s assets.

7.11 Amendment. This Agreement (including the documents, attachments, exhibits, annexes, instruments and the schedules referred to herein) may not be amended except by an instrument in writing signed by each of the Parties.

7.12 Further Assurances. If at any time after the Closing, any further action is reasonably necessary to transfer the Company Interests to Buyer, Buyer and Seller shall timely execute such additional conveyances or other instruments as necessary to more effectively transfer, convey and assign the Company Interests to Buyer.

7.13 Third-Party Beneficiaries. Nothing in this Agreement is intended to create any third-party beneficiary rights respecting any Person or to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the Parties specifically negate any such intention.

7.14 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts (delivery of which may be made by email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Attachments, Schedules and Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

7.15 Confidentiality. Neither Seller nor Buyer shall disclose the Confidential Information of the other Party, without the prior written consent of the Party whose Confidential Information is to be disclosed, to a third party (other than a Party’s and its Affiliates’ employees, officers, directors, lenders, investors or potential buyers, legal counsel or accountants, in each case who have agreed to keep such Confidential Information confidential) except in order to comply with Applicable Laws and regulatory filings; provided, that any Party that receives any request for Confidential Information from any Governmental Authority shall notify the Party whose Confidential Information has been requested and shall use commercially reasonable efforts to prevent or limit such disclosure. Neither Party shall make any press release or other public announcement related to this Agreement or the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. This Section 7.15 shall survive for a period of two (2) years from the Closing Date.

7.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notices required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Attachments, Schedules or Exhibits refer to the Attachments, Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; and (d) the word “including” means “including, without limitation” and the word “or” is inclusive.

7.17 Schedules. The inclusion of any information in any Schedule shall not be deemed to indicate that such information is required to be disclosed, or establish or be an admission of any level of materiality or similar threshold. The inclusion of an item in any Schedule to this Agreement as an exception to a representation or warranty shall not be deemed an admission that such item or a similar item has had or would have a material adverse effect. The information contained in any Schedule is disclosed solely for the purposes of this Agreement and any descriptions or terms of agreements and documents in the Schedules are summaries only and are qualified in their entirety by the specific terms of such agreements and documents. No disclosure in the Schedules relating to any possible breach or violation of or dispute regarding any agreement or Applicable Law shall be construed as an admission or indication that any breach or violation exists and has actually occurred. Where the representations, warranties or Schedules in this Agreement contain specific dollar thresholds, the items, contracts and other matters listed in response thereto may include items, contracts and other matters that are below such dollar thresholds.

7.18 Disclaimer—Representations and Warranties. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, (A) NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED, WRITTEN, ORAL OR OTHERWISE AND (B) SELLER, FOR ITSELF AND ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, IMPLIED, WRITTEN, ORAL OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING: (I) TITLE, (II) ANY COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE, (III) ANY CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA ASSOCIATED WITH THE COMPANY, (IV) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE SYSTEMS, (V) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE SYSTEMS OR ANY ENVIRONMENTAL LIABILITY, (VI) ANY FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE MIDSTREAM ASSETS OR THE COMPANY INTERESTS, (VII) THE ABSENCE OF PATENT OR LATENT DEFECTS, (VIII) THE STATE OF REPAIR OF THE SYSTEMS, (IX) MERCHANTABILITY OR CONFORMITY TO MODELS, (X) ANY RIGHTS OF THE BUYER UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE FINAL PURCHASE PRICE, (XI) FREEDOM FROM PATENTS, COPYRIGHT OR TRADEMARK

INFRINGEMENT, (XII) FITNESS FOR A PARTICULAR PURPOSE, AND (XIII) PRODUCTION RATES, OPERATIONAL CAPABILITIES, OR CONTRACT OBLIGATIONS WITH RESPECT TO ANY OF THE DEDICATED PROPERTIES WHERE THE HYDROCARBONS THEREFROM ARE TRANSPORTED THROUGH THE SYSTEMS, OR THE QUALITY, QUANTITY OR VOLUME OF HYDROCARBONS, IF ANY, TRANSPORTED THROUGH THE SYSTEMS. EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE 4, SELLER’S INTERESTS IN THE COMPANY ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM, AND BUYER AND ITS AFFILIATES AND ITS REPRESENTATIVES EXPRESSLY DISCLAIM RELIANCE UPON, ANY OTHER REPRESENTATIONS OR WARRANTIES, OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND THE MIDSTREAM ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND THE SYSTEMS.

7.19 Disclaimer - Statements and Information. SELLER, FOR ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXCEPT TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, DATA AND MATERIALS FURNISHED (WHETHER ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING OR ANY OTHER MEDIUM, BY COMPACT DISC, EMAIL, OR THUMB DRIVE, IN ANY DATA ROOM OR OTHERWISE) AT ANY TIME TO THE BUYER ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, INFORMATION, DATA OR MATERIALS REGARDING: (A) TITLE TO THE SYSTEMS, (B) COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE ASSOCIATED WITH THE MIDSTREAM ASSETS, (C) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE MIDSTREAM ASSETS, (D) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS OR BUDGET INFORMATION, (E) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE SYSTEMS, (F) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE SYSTEMS OR ANY ENVIRONMENTAL LIABILITY, (G) FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE MIDSTREAM ASSETS, (H) THE ABSENCE OF PATENT OR LATENT DEFECTS, (I) THE STATE OF REPAIR OF THE SYSTEMS, (J) ANY WARRANTY REGARDING MERCHANTABILITY OR CONFORMITY TO MODELS, (K) ANY RIGHTS OF THE BUYER UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OR ADJUSTMENT OF THE FINAL PURCHASE PRICE, (L) ANY WARRANTY OF FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, (M) WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (N) ANY WARRANTY REGARDING FITNESS FOR A PARTICULAR PURPOSE AND (O) OPERATIONAL CAPABILITIES OR CONTRACT OBLIGATIONS WITH RESPECT TO THE SYSTEMS.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

SELLER:

CPB Member LLC

By:	/s/ Robert Halpin
Name:	Robert Halpin
Title:	EVP and Chief Financial Officer

BUYER:

Shell Midstream Operating LLC

By:	/s/ Kevin M. Nichols
Name:	Kevin M. Nichols
Title:	Vice President - Commercial